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                                  Exhibit 12

                           National Data Corporation
               Computation of Ratio of Earnings to Fixed Charges
                       (IN THOUSANDS, EXCEPT RATIO DATA)

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
                                                                                           THREE MONTHS ENDED
                                                 YEAR ENDED MAY 31                               AUGUST 31
                           ----------------------------------------------------------- ----------------------------
                                                                             PRO FORMA                    PRO FORMA
                            1992      1993      1994      1995       1996       1996     1995      1996      1996
                           ----------------------------------------------------------- ----------------------------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES       15,240    15,049    17,351    27,477    (11,736)    27,046    8,190    12,820    11,769

ADD: INTEREST CHARGES       4,285     2,470     2,600     2,635      3,750      6,893      914       935     1,607

      INTEREST COMPONENT
       OF RENT EXPENSE      2,518     2,399     2,156     2,425      2,982      3,618      721       824       888
                           ----------------------------------------------------------- ----------------------------
INCOME AVAILABLE
 FOR FIXED CHARGES         22,233    19,918    22,107    32,537     (5,004)    37,557    9,825    14,579    14,264
                           =========================================================== ============================
FIXED CHARGES
 INTEREST EXPENSE           4,285     2,470     2,600     2,635      3,750      6,893      914       935     1,607

INTEREST COMPONENT
 OF RENT EXPENSE            2,518     2,399     2,156     2,425      2,982      3,618      721       824       888
                           ----------------------------------------------------------- ----------------------------
TOTAL FIXED CHARGES         6,803     4,869     4,756     5,060      6,732     10,511    1,635     1,759     2,495
                           ----------------------------------------------------------- ----------------------------
RATIO OF EARNINGS
 TO FIXED CHARGES             3.3       4.1       4.6       6.4       (0.7)       3.6      6.0       8.3       5.7

INCOME NEEDED TO COVER
 FIXED CHARGES                                                      11,736
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